Smartsheet Reaches $1 Billion in Annualized Recurring Revenue

The company is the first in the collaborative work management category to achieve this milestone

BELLEVUE, Wash., January 17, 2024 – Smartsheet (NYSE:SMAR), the enterprise work management platform, announced today that it reached $1 billion in annualized recurring revenue (ARR) earlier in Q4, a significant milestone in the company’s history that comes on the heels of being named a Leader in the December 2023 Gartner® Magic Quadrant™ for Collaborative Work Management. Smartsheet was also recently recognized as a Leader in two IDC reports - IDC MarketScape: Worldwide Collaborative Work Management 2023-2024 Vendor Assessment1 and IDC MarketScape: Worldwide Cloud Project and Portfolio Management 2023-2024 Vendor Assessment.2

Smartsheet was founded with the goal of empowering people to define better ways for managing work. When Smartsheet began serving customers in 2006, companies were running important parts of their businesses on email, documents, and spreadsheets, and it was challenging to remain in sync or execute at pace. The cloud-based Smartsheet platform enabled teams and organizations to manage their work and collaborate with teammates, customers, and partners, pioneering what would later become the collaborative work management category.

Today, Smartsheet powers mission-critical work securely and reliably at scale for thousands of organizations worldwide, including approximately 85% of the 2023 Fortune 500 companies. Customers rely on the platform to open thousands of new restaurant locations, distribute vaccines, build rockets, and more.

"Smartsheet started its journey almost 19 years ago to transform the way people and organizations work,” said Mark Mader, CEO of Smartsheet. "Crossing this financial threshold of $1 billion in ARR is meaningful, but at the same time should be recognized as another marker along the way. The truly exhilarating moments are seeing not what we've built for ourselves, but rather what our customers build on our platform. We believe that innovating throughout nearly two decades and expanding the way we serve customers has made us a market leader, and it’s hearing from customers about how they are changing lives and solving problems that's most gratifying.”

“Work coordination platforms fill a gap in the digital workplace between systems of record and communications tools. They are at the heart of the real work that is getting done,” said Dion Hinchcliffe, Vice President and Principal Analyst at Constellation Research. “The category has been growing steadily as these tools become more effective at connecting people, applications, and data, and Smartsheet crossing the $1 billion in ARR mark indicates another inflection point in growth and maturity for the category.”

Innovation at Smartsheet is fueled by enabling customers to achieve their goals, deliver on promises, and solve problems in innovative ways. With this ethos, the company is continuously evolving and enhancing its platform. In September, Smartsheet unveiled the next generation of its platform with massive scale and AI threaded throughout to help organizations manage their most sophisticated workloads with ease.

Smartsheet believes its commitment to customer-centric innovation is a cornerstone of its success and one of the reasons customers choose the platform. Last year, Smartsheet received the distinction of being a Customers’ Choice in the June 2023 Gartner Peer InsightsTM ‘Voice of the Customer’ in the Collaborative Work Management market. The company received the highest rating (4.6 out of 5) and the highest percentage of customers willing to recommend the platform (98%) out of 203 reviews as of April 2023.

“We have a very diverse set of clients who are achieving outstanding results with Smartsheet,” said Amin Panjwani, CEO of Achievan.com, Smartsheet’s Platinum Partner. “The platform’s powerful capabilities combined with our team’s deep expertise can transform how our clients operate. Smartsheet reaching this milestone indicates to us that their focus on customer-first innovation is working, and we are eager to continue growing our partnership and business together.”

¹doc #US49434923, December 2023
²doc #US49434823, December 2023

Financial Disclaimer
Smartsheet’s annual financial statements for the year ending January 31, 2024 are not yet available. Smartsheet’s preliminary annualized recurring revenue information described herein is an estimate and subject to the completion of Smartsheet’s financial closing procedures and any adjustments. The preliminary annualized recurring revenue information described herein may differ materially from the actual results that will be reflected in Smartsheet’s reports filed with the U.S. Securities and Exchange Commission.

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About Smartsheet
Smartsheet is the modern enterprise work management platform trusted by millions of people at companies across the globe, including approximately 85% of the 2023 Fortune 500 companies. The category pioneer and market leader, Smartsheet delivers powerful solutions fueling performance and driving the next wave of innovation. Visit www.smartsheet.com to learn more.

Media Contact:
Chrissy Vaughn
pr@smartsheet.com